Exhibit 99

Admiralty Bancorp, Inc. Announces 1st Quarter 2001 Earnings

PALM BEACH GARDENS, Fla.--(BUSINESS WIRE)--April 12, 2001-- Admiralty Bancorp, Inc., Nasdaq:AAABB - news) parent company of Admiralty Bank and Admiralty Insurance Services announced today its results for the first quarter of 2001.

Admiralty Bancorp, Inc. reported its net profit increased 40.8%, to $300,000 in the first quarter of 2001 from $213,000 in the first quarter of 2000. Basic earnings per share increased 14.3% to $0.08 and diluted earnings per share was $0.07 in the first quarter of 2001, compared to basic and diluted earnings per share of $0.07 in first quarter of 2000. The Company's total interest income increased 124% over the comparable period in 2000, to $6,732,000 from $3,012,000. This growth in earnings reflects the dramatic increase in the Company's assets as the management team continues to focus on high quality internal growth. The Company's interest expense increased 201%, to $3,522,000 in the first quarter of 2001 from $1,170,000 for the same period in 2000. This increase is attributable to growth in the deposit portfolio as demonstrated in the following table. The Company's cost of funds for the first three months of 2001 was 4.8% as compared to a cost of funds of 3.6% for the same period in 2000, reflecting the initiative of the Company to raise additional deposits to fund the dramatic loan growth. The additional deposits were raised primarily in money market accounts and time deposits on which the average balances increased $40 million and $113 million, respectively, at March 31, 2001 compared to March 31, 2000. The average balance of non-interest bearing demand deposits increased $12 million in the first quarter of 2001 as compared to the same period in 2000.

The internal growth in assets and deposits over the past twelve months is demonstrated as follows:

                     03/31/00         03/31/01      % Increase

Total Loans       $115.4 million   $263.8 million      129%

Total Deposits    $131.0 million   $324.3 million      148%

Total Assets      $169.9 million   $366.7 million      116%

The Company has demonstrated the ability to continue with rapid growth and simultaneously produce a profit. The Company generated pre-tax income of $512,000 in the first quarter of 2001. The pre-tax income for the year is net of $204,000 in depreciation and amortization expenses and $447,000 provision to the allowance for loan losses.

Mr. Ward Kellogg, President and Chief Executive Officer of Admiralty Bancorp, Inc. stated, "The growth of the bank for the first quarter of 2001 has accelerated as the customer base in all our markets continues to expand. Our total assets grew internally by almost $200 million in just the last twelve months. The company remains committed to superior personal customer attention and the demand from customers for the services provided by our professional bankers continues to increase. We remain highly motivated to exceed our goals and very appreciative to our shareholders and our customers for their support."

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Admiralty Bancorp, Inc. is the parent company for Admiralty Bank. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and seven branch offices located in Boca Raton, Cocoa Beach, Juno Beach, Jupiter, Melbourne and two locations in Orlando, Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Bancorp, Inc. also owns an interest in Admiralty Insurance Services, LLC. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:
     Admiralty Bancorp, Palm Beach Gardens
     Kevin Sacket, 561/624-4701